Exhibit 3.4

VS. —2;1-}0 Z eM:r .L.1111.1. .41 ED AcEorriE E:11::14.0)11 RV C'F•6717 TW FrATE OF NEVADA CISRTillCATIOF AN11120)0111.7 SrP151. = OP ,L,1126-qz ARTICLUS. OP LHOORritikArciN ituAleVelliramig -MON .1147NRICAl1ONAL. DEVIII.C111543NT O n pi:JRAtioN Neel& Corwattem. T h e catifplak L They the pawing and idgretEry, rempiciLingy, Tun kizonendivj tlawin m Ermi; Co:Turbo n. . Ardth i of Me illerVhd•aI illgCbrparalori aft iais crawrafm. I" Al m ada(' La ?tog II diem atd• wgrporglioa shall Chlrig Warid Trait Th fongroing anaudiOact fir ' A del =1)Ontert has bodiragfy an:my ill try it v d of driwbarr inte. impigatir gffjci itgaluthkok WI carpritioa :11 6121211tdo ya p 12162 renetY tiallr, t? biihis a 6-0 Stift of .2437414 .:har rhc rniCr a nt Rifth in dhiri derritifio ton troy knd =met area owl knewLudga. DATE,: ScyLpAnkmi ZKEI. r a vEt g a r l eal .1,11VA dice End $eagliry t i eg T. GS ra V :12 M30]